Exhibit 99.1

ASB Bancorp, Inc. Reports Financial Results For The Second Quarter And Six Months Ended June 30, 2015

ASHEVILLE, N.C., July 31, 2015 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its operating results for the three- and six-month periods ended June 30, 2015. The Company reported net income of $865,000, or $0.22 per diluted common share, for the quarter ended June 30, 2015 compared to $941,000, or $0.21 per diluted common share, for the same quarter of 2014. For the six months ended June 30, 2015, the Company reported net income of $1.5 million compared to net income of $1.3 million for the same period of 2014. For the year-to-date periods, net income per share increased 23.3% to $0.37 per diluted common share for the six months ended June 30, 2015 from $0.30 per diluted common share for the six months ended June 30, 2014. The three- and six-month periods ended June 30, 2014 included net nonrecurring after-tax earnings credits of $601,000 and $702,000, respectively, that were primarily attributable to the release of loan loss reserves, which significantly distorted the comparisons of the quarterly and year-over-year loan loss provisions and earnings.

Suzanne DeFerie, President and CEO, commented, "Our latest quarterly financial results are indicative of our diligent focus on enhancing our core operating results in tandem with strengthening our balance sheet with a year-over-year total loan growth of 17.2% and core deposit growth of 9.6%. Our net interest income increased over the previous four quarters as we increased interest income from loans by 12.7% compared to the second quarter of 2014. As we continue our endeavors to improve efficiencies, we will remain vigilant in our approach to profitable growth at reasonable risks."

2015 Second Quarter Highlights

  Net income for the second quarter of 2015 was $865,000, or $0.22 per diluted common share, compared to $941,000, or $0.21 per diluted common share, for the second quarter of 2014. The second quarter of 2014 included a net nonrecurring after-tax earnings credit of $601,000 that was primarily attributable to the release of loan loss reserves. Excluding the 2014 nonrecurring earnings credit, net income for the second quarter of 2015 exceeded net income for the second quarter of 2014.
  Net interest income increased 10.7% to $5.4 million for the three months ended June 30, 2015 from $4.9 million for the three months ended June 30, 2014. The net interest margin improved to 2.96% for the second quarter of 2015 compared to 2.82% for the second quarter of 2014.
  Interest income from loans increased 12.7% in the second quarter of 2015 compared to the second quarter of 2014, which primarily reflected a $90.3 million increase in average loan balances when comparing the two quarters.
  The Company recorded a $65,000 provision for loan losses in the second quarter of 2015 compared to a recovery of loan losses of $(1.4) million in the second quarter of 2014. The allowance for loan losses declined to 1.11% of total loans at June 30, 2015 from 1.14% at December 31, 2014, and the allowance coverage of nonperforming loans was 210.3% at June 30, 2015 compared to 221.3% at December 31, 2014.
  Loan balances increased $11.3 million, or 2.1%, to $553.0 million from March 31, 2015. Loans increased $31.2 million, or 6.0%, since December 31, 2014 and increased $81.0 million, or 17.2%, since June 30, 2014 as new loan originations exceeded loan repayments, prepayments and foreclosures. The 2015 increase in loan balances is net of a decrease in the indirect auto lending portfolio due to a strategic decision during the second quarter of 2015 to cease production in this lending area.
  Noninterest income increased 26.6% to $2.0 million for the second quarter of 2015 from $1.6 million for the second quarter of 2014, primarily due to the increase in mortgage banking income.
  Noninterest expenses decreased 5.4% to $6.0 million for the second quarter of 2015 from $6.4 million for the second quarter of 2014, primarily due to decreases in foreclosed property expenses and compensation expenses.
  Delinquent and nonperforming loans were 0.50% and 0.53%, respectively, of total loans at June 30, 2015, compared to 0.60% and 0.52%, respectively, of total loans at December 31, 2014.
  Nonperforming assets, including foreclosed properties, were 1.57% of total assets at June 30, 2015 compared to 1.51% of total assets at December 31, 2014 and 1.64% of total assets at June 30, 2014.
  Core deposits, which exclude certificates of deposit, increased $24.4 million, or 5.4%, since December 31, 2014 and $41.5 million, or 9.6%, since June 30, 2014. Noninterest-bearing deposits have increased $16.5 million, or 17.0%, since December 31, 2014, while commercial non-maturity deposits increased $18.6 million, or 15.3%, over the same period.
  Book value per common share increased to $21.96 at June 30, 2015 from $21.56 at December 31, 2014 and $21.06 at June 30, 2014.
  Capital remained strong with consolidated regulatory capital ratios of 18.40% common equity tier 1 capital, 13.02% tier 1 leverage capital, 18.40% tier 1 risk-based capital and 19.49% total risk-based capital.

DeFerie noted, "We are excited about our success in continuing to build a growing and more diversified loan portfolio, while strengthening asset quality, diligently managing funding costs and prudently managing capital."

Income Statement Analysis

Net Interest Income. Net interest income increased by $524,000, or 10.7%, to $5.4 million for the three months ended June 30, 2015 compared to $4.9 million for the three months ended June 30, 2014. Total interest and dividend income increased $518,000, or 9.0%, to $6.3 million for the three months ended June 30, 2015 from $5.8 million for the three months ended June 30, 2014, primarily as a result of an increase of $90.3 million in average loan balances, which was partially offset by a 25 basis point decrease in the average yield on loans. Average mortgage-backed security balances decreased $20.2 million for the three months ended June 30, 2015, and the average yield on mortgage-backed securities decreased 8 basis points compared to the same period of 2014. Interest expense decreased $6,000, or 0.7%, to $880,000 for the three months ended June 30, 2015 from $886,000 for the three months ended June 30, 2014, primarily due to an $8.0 million decrease in the average balances of certificates of deposit.

Net interest income increased by $963,000, or 9.9%, to $10.7 million for the six months ended June 30, 2015 compared to $9.7 million for the six months ended June 30, 2014. Interest income on loans increased $1.2 million, primarily resulting from an $85.4 million increase in the average loan balances, partially offset by a 23 basis point decrease in the average yield on loans. Interest on securities decreased $264,000, attributable to a $27.2 million decrease in the average balance in mortgage-backed and other investment securities and a 4 basis point reduction in the average yield earned on the investment portfolio. Interest expense decreased $32,000, or 1.8%, to $1.7 million for the six months ended June 30, 2015. The lower interest expense was primarily attributable to lower average balances of certificates of deposit, as well as an average rate reduction of 1 basis point on certificates of deposit and 1 basis point on NOW accounts. The decreases in interest expense were partially offset by higher average balances of NOW, money market and savings accounts and an increase of 1 basis point in the average rate paid on money market accounts.

"Our efforts in core deposit growth and vigilant deposit repricing have provided funding for our loan growth," DeFerie explained. "We believe we have a strong loan pipeline entering the third quarter, which should support growth in interest income throughout the remainder of the year."

Noninterest Income. Noninterest income increased $414,000, or 26.6%, to $2.0 million for the three months ended June 30, 2015 from $1.6 million for the three months ended June 30, 2014. Factors that contributed to the increase in noninterest income during the 2015 period included increases of $282,000 in mortgage banking income, $50,000 in net gains from the sale of investment securities, $37,000 in income from debit card services, $28,000 in loan fees and $19,000 in gain on sale of other assets, which were partially offset by a decrease of $8,000 in deposit and other service charge income. The increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold. Increased transaction volume also drove the rise in income from debit card services.

Noninterest income increased $568,000, or 18.9%, to $3.6 million for the six months ended June 30, 2015 from $3.0 million for the six months ended June 30, 2014. Factors that contributed to the increase in noninterest income during the 2015 period included increases of $417,000 in mortgage banking income, $83,000 in income from debit card services and $21,000 in income from an investment in a Small Business Investment Company, which were partially offset by lower securities net gains and lower deposit and service charge income. As was the case for the second quarter of 2015, the increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold, and increased transaction volume that resulted in increased income from debit card services.

Noninterest Expenses. Noninterest expenses decreased $340,000, or 5.4%, to $6.0 million for the three months ended June 30, 2015 from $6.4 million for the three months ended June 30, 2014. The decrease for the second quarter of 2015 was primarily attributable to decreases of $188,000 in foreclosed property expenses, $177,000 in salaries and employee benefits, $51,000 in data processing expenses and $71,000 in various other expenses, which were partially offset by increases of $63,000 in mortgage software expenses, $35,000 in consumer loan expenses and $22,000 in indirect auto expenses. The decrease in salaries and benefits was primarily due to a $380,000 additional expense during the second quarter of 2014 for accelerated vesting related to the disability of an equity incentive plan participant. The decrease was partially offset by a $145,000 increase in compensation expense for employee incentives and $61,000 in increased pension plan expenses in 2015. The decrease in foreclosed property expenses included a reduction of $135,000 in valuation write-downs of foreclosed properties.

Noninterest expenses decreased $428,000, or 3.5%, to $11.8 million for the six months ended June 30, 2015 from $12.2 million for the six months ended June 30, 2014. The lower 2015 noninterest expenses primarily reflected decreases of $272,000 in foreclosed property expenses, $131,000 in compensation and employee benefits, $122,000 in data processing expenses and $57,000 in occupancy expenses, which were partially offset by increases of $68,000 in consumer loan expenses, $63,000 in mortgage software expenses and $36,000 in indirect auto expenses. The decrease in foreclosed property expenses included a reduction of $154,000 in valuation write-downs of foreclosed properties. As was the case for the second quarter of 2015, the decrease in salaries and benefits was attributable to a $380,000 additional expense during the second quarter of 2014 for accelerated vesting related to the disability of an equity incentive plan participant. The decrease for the six months was partially offset by a $145,000 increase in incentive compensation expenses and a $122,000 increase in pension plan expenses in 2015.

Balance Sheet Review

Assets. Total assets increased $23.2 million, or 3.1%, to $783.3 million at June 30, 2015 from $760.1 million at December 31, 2014. Cash and cash equivalents decreased $3.9 million, or 6.8%, to $53.0 million at June 30, 2015 from $56.9 million at December 31, 2014. Investment securities decreased $6.7 million, or 4.6%, to $138.7 million at June 30, 2015 from $145.4 million at December 31, 2014, primarily due to the sale of investment securities to fund anticipated loan growth. Loans receivable, net of deferred fees, increased $31.2 million, or 6.0%, to $553.0 million at June 30, 2015 from $521.8 million at December 31, 2014 as new loan originations exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $20.6 million, or 3.4%, to $624.0 million at June 30, 2015 from $603.4 million at December 31, 2014. During the six months ended June 30, 2015, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $24.4 million, or 5.4%, to $473.7 million at June 30, 2015 from $449.3 million at December 31, 2014.

Commercial checking and money market accounts increased $18.6 million, or 15.3%, to $140.2 million at June 30, 2015 from $121.6 million at December 31, 2014, reflecting expanded sources of lower cost funding. The Company's initiatives to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects a commitment to establishing diversified relationships with business clients.

Over the same period, certificates of deposit decreased $3.8 million, or 2.5%, to $150.3 million at June 30, 2015 from $154.1 million at December 31, 2014 as the Company continued its focus on core deposit growth. Accounts payable and other liabilities increased $1.3 million, or 11.5%, to $12.9 million at June 30, 2015 from $11.6 million at December 31, 2014. The increase in accounts payable and other liabilities at June 30, 2015 was primarily attributable to a $906,000 increase in escrowed payments from mortgage borrowers and a $403,000 increase in pension plan liabilities.

"We believe our 15.3% increase in commercial checking and money market accounts during the first six months of 2015 demonstrates our ability to create full relationships with our business clients and reflects the complementary nature of our business banking strategy," DeFerie explained.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $65,000 for the three months ended June 30, 2015 compared to a recovery of loan losses of $(1.4) million for the three months ended June 30, 2014. The increase in the provision for loan losses for the second quarter of 2015 was primarily due to growth in loan volume. In the second quarter of 2014, the Bank modified its loan loss methodology for unimpaired commercial construction and land development, unimpaired residential construction and land development, and unimpaired commercial and industrial loans, which resulted in a nonrecurring reduction of approximately $1.3 million in the Bank's reserves for loans not considered impaired in the second quarter of 2014. The allowance for loan losses totaled $6.1 million, or 1.11% of total loans, at June 30, 2015 compared to $5.9 million, or 1.14% of total loans, at December 31, 2014. The Company charged off $137,000 in loans during the three months ended June 30, 2015 compared to $56,000 during the three months ended June 30, 2014.

The Company recorded a provision for loan losses in the amount of $259,000 for the six months ended June 30, 2015 compared to a recovery of loan losses of $(1.5) million for the six months ended June 30, 2014. Net charge-offs were $84,000 for the first six months of 2015 compared to $79,000 for the first six months of 2014. As was the case for the second quarter of 2014, the increase in the six-month provision for loan losses primarily resulted from a $1.3 million reduction in loan loss reserves due to a modification of the loan loss methodology during the second quarter of 2014, and the increase in the provision for loan losses for the six-month period of 2015 was primarily due to growth in loan volume.

Nonperforming Assets. Nonperforming assets totaled $12.3 million, or 1.57% of total assets, at June 30, 2015, compared to $11.5 million, or 1.51% of total assets, at December 31, 2014. Nonperforming assets included $2.9 million in nonperforming loans and $9.4 million in foreclosed real estate at June 30, 2015 compared to $2.7 million and $8.8 million, respectively, at December 31, 2014.

Nonperforming loans increased $224,000 to $2.9 million, or 0.53% of total loans, at June 30, 2015 from $2.7 million, or 0.52% of total loans, at December 31, 2014. Of the $224,000 increase in nonperforming loans for the six months, $235,000 related to additional nonperforming residential mortgage loans, which was partially offset by decreases in commercial mortgages, revolving mortgages and consumer loans. Collateral on nonperforming loans in the amount of $812,000 was moved into foreclosed real estate, while performing troubled debt restructurings ("TDRs") decreased $80,000, or 1.7%, when comparing the same periods. Total performing TDRs and nonperforming assets increased $711,000, or 4.4%, to $17.0 million, or 2.17% of total assets, at June 30, 2015 compared to $16.3 million, or 2.15% of total assets, at December 31, 2014.

At June 30, 2015, nonperforming loans included seven residential mortgage loans that totaled $1.6 million, two commercial mortgage loans that totaled $840,000, three revolving home equity loans that totaled $221,000 and four commercial and industrial loans that totaled $262,000. As of June 30, 2015, the nonperforming loans had specific reserves totaling $108,000.

Foreclosed real estate at June 30, 2015 included nine properties with a total recorded amount of $9.4 million compared to ten properties with a total recorded amount of $8.8 million at December 31, 2014. During the six months ended June 30, 2015, two new properties that totaled $812,000 were added to foreclosed real estate, while three properties that totaled $156,000 were sold. In addition, the Bank sold one of its 15 units in a mixed-use condominium complex for net proceeds of $89,000. The Bank recorded no capital additions and no loss provisions on foreclosed real estate during the first six months of 2015.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the year ended December 31, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During the first six months of 2015, the Bank sold one office unit. At June 30, 2015, the adjusted recorded amount was $4.4 million for the remaining eight retail units and six office units.

Outlook

DeFerie concluded, "We are enthusiastic with the progress we have made so far in 2015 to create value for ASB Bancorp's shareholders through the combination of loan and deposit growth, expense management, asset quality improvement and a demonstrated commitment to prudent capital management as are supported by our year-over-year improvement in earnings and book value per share. With laser focus on the achievement of the key strategies of our business plan, commercial/small business banking, mortgage banking and increased efficiencies, we look forward to continued improvement in the second half of 2015."

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Mecklenburg County. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2014 #1 Best Bank and #1 Best Bank for Small Business Services by the readers of the Mountain Xpress newspaper in Western North Carolina and was also awarded the Best Bank in McDowell County for 2014 by the readers of The McDowell News newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact: Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	June 30,	December 31,
(Dollars in thousands)	2015	2014*	% Change

Total assets	$ 783,299	$ 760,050	3.1%
Cash and cash equivalents	52,990	56,858	-6.8%
Investment securities	138,712	145,461	-4.6%
Loans receivable, net of deferred fees	552,999	521,820	6.0%
Allowance for loan losses	(6,124)	(5,949)	-2.9%
Deposits	623,963	603,379	3.4%
Core deposits**	473,674	449,286	5.4%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	12,949	11,614	11.5%
Total equity	96,163	94,397	1.9%
* Derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended			Six Months Ended
except per share data)	June 30,			June 30,
	2015	2014	% Change	2015	2014	% Change

Interest and
dividend income	$ 6,289	$ 5,771	9.0%	$ 12,443	$ 11,512	8.1%
Interest expense	880	886	-0.7%	1,741	1,773	-1.8%
Net interest income	5,409	4,885	10.7%	10,702	9,739	9.9%
Provision for
(recovery of) loan losses	65	(1,390)	104.7%	259	(1,458)	117.8%
Net interest income
after provision for
(recovery of) loan losses	5,344	6,275	-14.8%	10,443	11,197	-6.7%
Noninterest income	1,968	1,554	26.6%	3,578	3,010	18.9%
Noninterest expenses	6,010	6,350	-5.4%	11,782	12,210	-3.5%
Income before
income tax
provision	1,302	1,479	-12.0%	2,239	1,997	12.1%
Income tax
provision	437	538	-18.8%	752	652	15.3%
Net income	$ 865	$ 941	-8.1%	$ 1,487	$ 1,345	10.6%

Net income per
common share:
Basic	$ 0.22	$ 0.22	0.0%	$ 0.38	$ 0.31	22.6%
Diluted	$ 0.22	$ 0.21	4.8%	$ 0.37	$ 0.30	23.3%
Average shares outstanding:
Basic	3,923,199	4,342,618	-9.7%	3,911,375	4,401,741	-11.1%
Diluted	4,013,332	4,384,154	-8.5%	3,995,090	4,441,010	-10.0%
Ending shares outstanding	4,378,411	4,831,311	-9.4%	4,378,411	4,831,311	-9.4%

Selected Average Balances and Yields/Costs

	For The Three Months Ended June 30,
	2015		2014
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 553,522	4.10%	$ 463,251	4.35%
Investment securities, including tax-exempt (1)	132,935	2.00%	153,487	1.99%
Other interest-earning assets	59,923	0.46%	93,543	0.40%
Total interest-earning assets (1)	746,380	3.44%	710,281	3.32%
Interest-bearing deposits	512,270	0.31%	502,168	0.32%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	562,921	0.63%	552,790	0.64%

Interest rate spread (1)		2.81%		2.68%
Net interest margin (1)		2.96%		2.82%

	For The Six Months Ended June 30,
	2015		2014
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 544,377	4.14%	$ 458,960	4.37%
Investment securities, including tax-exempt (1)	135,325	1.97%	162,571	2.01%
Other interest-earning assets	56,097	0.48%	80,902	0.44%
Total interest-earning assets (1)	735,799	3.46%	702,433	3.37%
Interest-bearing deposits	509,185	0.30%	500,614	0.32%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	559,986	0.63%	551,367	0.65%

Interest rate spread (1)		2.83%		2.72%
Net interest margin (1)		2.99%		2.86%
(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended		Six Months Ended
Allowance for Loan Losses	June 30,		June 30,
(Dollars in thousands)	2015	2014	2015	2014

Allowance for loan losses, beginning of period	$ 6,042	$ 7,189	$ 5,949	$ 7,307
Provision for (recovery of) loan losses	65	(1,390)	259	(1,458)

Charge-offs	(137)	(56)	(389)	(150)
Recoveries	154	27	305	71
Net charge-offs (recoveries)	17	(29)	(84)	(79)

Allowance for loan losses, end of period	$ 6,124	$ 5,770	$ 6,124	$ 5,770

Allowance for loan losses as a percent of:
Total loans	1.11%	1.22%	1.11%	1.22%
Total nonperforming loans	210.30%	283.68%	210.30%	283.68%

Nonperforming Assets	June 30,	December 31,
(Dollars in thousands)	2015	2014	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial mortgage	$ 840	$ 881	-4.7%
Commercial and industrial	262	221	18.6%
Total commercial	1,102	1,102	0.0%
Non-commercial:
Residential mortgage	1,589	1,354	17.4%
Revolving mortgage	221	230	-3.9%
Consumer	-	2	-100.0%
Total non-commercial	1,810	1,586	14.1%
Total nonaccruing loans (1)	2,912	2,688	8.3%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	2,912	2,688	8.3%

Foreclosed real estate	9,381	8,814	6.4%

Total nonperforming assets	12,293	11,502	6.9%

Performing troubled debt restructurings (2)	4,724	4,804	-1.7%
Performing troubled debt restructurings and
total nonperforming assets	$ 17,017	$ 16,306	4.4%

Nonperforming loans as a percent of total loans	0.53%	0.52%
Nonperforming assets as a percent of total assets	1.57%	1.51%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.17%	2.15%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	June 30, 2015		December 31, 2014
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	7	$ 8,606	8	$ 8,706
Residential mortgage	2	775	2	108
Total	9	$ 9,381	10	$ 8,814

Foreclosed Real Estate		Six Months Ended
(Dollars in thousands)		June 30, 2015

Beginning balance		$ 8,814
Transfers from loans		812
Loss on sale of foreclosed properties		(1)
Net proceeds from sales of foreclosed properties		(244)
Ending balance		$ 9,381

Selected Average Balances and Performance Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2015	2014	2015	2014

Selected Average Balances
Average total loans	$ 553,522	$ 463,251	$ 544,377	$ 458,960
Average total interest-earning assets	746,380	710,281	735,799	702,433
Average total assets	782,252	748,806	771,606	743,602
Average total interest-bearing deposits	512,270	502,168	509,185	500,614
Average total deposits	620,762	586,593	610,743	581,359
Average total interest-bearing liabilities	562,921	552,790	559,986	551,367
Average total shareholders' equity	96,908	102,003	96,361	102,318

Selected Performance Ratios
Return on average assets (1)	0.44%	0.50%	0.39%	0.36%
Return on average equity (1)	3.58%	3.70%	3.11%	2.65%
Interest rate spread (1) (2)	2.81%	2.68%	2.83%	2.72%
Net interest margin (1) (3)	2.96%	2.82%	2.99%	2.86%
Noninterest expense to average assets (1)	3.08%	3.40%	3.08%	3.31%
Efficiency ratio (4)	80.32%	96.96%	81.40%	94.08%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	June 30,	March 31,	December 31,	September 30,	June 30,
except per share data)	2015	2015	2014	2014	2014

Income Statement Data:
Interest and dividend income	$ 6,289	$ 6,154	$ 6,117	$ 5,873	$ 5,771
Interest expense	880	861	877	886	886
Net interest income	5,409	5,293	5,240	4,987	4,885
Provision for (recovery of) loan losses	65	194	220	240	(1,390)
Net interest income after provision for
(recovery of) loan losses	5,344	5,099	5,020	4,747	6,275
Noninterest income	1,968	1,610	1,681	1,642	1,554
Noninterest expenses	6,010	5,772	5,714	5,624	6,350
Income before income
tax provision	1,302	937	987	765	1,479
Income tax provision	437	315	345	263	538
Net income	$ 865	$ 622	$ 642	$ 502	$ 941

Data Per Common Share:
Net income per share – Basic	$ 0.22	$ 0.16	$ 0.17	$ 0.13	$ 0.22
Net income per share – Diluted	$ 0.22	$ 0.16	$ 0.16	$ 0.12	$ 0.21
Book value per share	$ 21.96	$ 21.93	$ 21.56	$ 21.53	$ 21.06
Weighted average shares outstanding:
Basic	3,923,199	3,899,419	3,867,296	3,940,229	4,342,618
Diluted	4,013,332	3,975,886	3,952,660	4,018,945	4,384,154
Ending shares outstanding	4,378,411	4,378,411	4,378,411	4,378,411	4,831,311

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2015	2015	2014 (1)	2014	2014

Ending Balance Sheet Data:
Total assets	$ 783,299	$ 774,420	$ 760,050	$ 749,033	$ 754,496
Cash and cash equivalents	52,990	60,061	56,858	78,412	93,825
Investment securities	138,712	133,118	145,461	149,530	153,921
Loans receivable, net of deferred fees	552,999	541,706	521,820	487,904	472,012
Allowance for loan losses	(6,124)	(6,042)	(5,949)	(5,852)	(5,770)
Deposits	623,963	612,287	603,379	594,798	592,683
Core deposits (2)	473,674	458,465	449,286	433,983	432,201
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	96,163	96,008	94,397	94,285	101,727

Regulatory Capital Ratios (3):
Common equity tier 1 capital	18.40%	18.42%	n/a	n/a	n/a
Tier 1 leverage capital	13.02%	13.16%	13.17%	13.17%	14.16%
Tier 1 risk-based capital	18.40%	18.42%	19.83%	21.17%	23.69%
Total risk-based capital	19.49%	19.53%	21.01%	22.42%	24.94%

Asset Quality:
Nonperforming loans	$ 2,912	$ 3,059	$ 2,688	$ 3,424	$ 2,034
Nonperforming assets	12,293	12,442	11,502	12,593	12,409
Nonperforming loans to total loans	0.53%	0.56%	0.52%	0.70%	0.43%
Nonperforming assets to total assets	1.57%	1.61%	1.51%	1.68%	1.64%
Allowance for loan losses	$ 6,124	$ 6,042	$ 5,949	$ 5,852	$ 5,770
Allowance for loan losses to total loans	1.11%	1.12%	1.14%	1.20%	1.22%
Allowance for loan losses to
nonperforming loans	210.30%	197.52%	221.32%	170.91%	283.68%
(1) Ending balance sheet data as of December 31, 2014 was derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.
(3) 2015 quarterly capital ratios are based on BASEL III and prior quarters are based on BASEL I.

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